Exhibit 99

(d)(1)(i)

AMENDED SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

ING VP INTERMEDIATE BOND PORTFOLIO

and

ING INVESTMENTS, LLC

Series	Annual Investment Management Fee
(as a percentage of daily net assets)
ING VP Intermediate Bond Portfolio	0.40%